POWER OF ATTORNEY

With this Power of Attorney, the undersigned, Anthony J.
DeSantis, hereby appoints each Bradley Camden, John Boschelli,
C. Thomas Evans, Jr., Baird Allis, Laura Pavlowski, Reed Kreger and Caroline Lewis, so long as such individual remains an officer or employee of Kemper Corporation, as the undersigneds true and lawful attorney-in-fact with the power and authority individually to execute and file on the undersigneds behalf any Form ID and all Forms 3, 4, 5, and 144 (including any amendments, successor or related forms thereto) that the undersigned may from time to time be required to file with the United States Securities and Exchange Commission (SEC) as a result of the undersigneds ownership of, or transactions in, securities of Kemper Corporation, and to take such other actions which such attorney-in-fact believes necessary or appropriate in connection with the filing of such forms, including the appointment of other individuals or entities as filing delegates (or equivalent) for purposes of making required filings with the SEC.

This Power of Attorney shall revoke any Power of Attorney relating to the same subject that was (or may have been) previously executed by the undersigned and shall continue until the undersigned is no longer required to file such forms or until earlier revoked in writing. The undersigned acknowledges that none of the above-named persons nor Kemper Corporation is assuming any of the undersigneds responsibilities or obligations to comply with the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, or any rules or regulations promulgated thereunder.




/s/ Anthony J. DeSantis
Anthony J. DeSantis

Dated:  5/26/26